Exhibit 21.1
Subsidiaries of QualMark Corporation
QualMark ACG Corporation
State of incorporation: Colorado
Doing business as QualMark ACG Corporation
232 Front Avenue
West Haven, CT 06516
QualMark Ling Corporation
State of incorporation: Colorado
Doing business as QualMark Ling Corporation and Ling Electronics
232 Front Avenue
West Haven, CT 06516